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                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated October 12, 1987, between PHILIP MORRIS COMPANIES INC., a Virginia corporation with its principal office at 120 Park Avenue, New York, New York 10017 (the "Company"), and MURRAY H. BRING, residing at 7013 Heatherhill Road, Bethesda, Maryland 20817 ("Bring").

     WHEREAS, the incumbent Senior Vice President and General Counsel of the Company ("Incumbent") will retire from those positions in June 1988; and

     WHEREAS, the Company wishes to have Bring succeed the Incumbent upon the latter's retirement, and to that end has induced Bring to agree to relinquish his senior partnership in a prominent Washington, D.C. law firm and to join the Company at its headquarters in New York City in anticipation of his succession to the position of Senior Vice President and General Counsel;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1.  Term of Employment.  The Company will employ Bring and Bring will work
         ------------------
for the Company for a term commencing on January 1, 1988, or on such earlier date as the parties hereto agree, and ending on December 31, 1992, subject to renewal as provided in Section 8(a) hereof. Such

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period of employment, as from time to time renewed, is hereinafter referred to as the "term hereof."

     2.  Duties.  During the initial phase of the term hereof, from January 1,
         ------
1988, or such earlier date as the parties hereto agree, to the date of retirement of the Incumbent, Bring shall be an Associate General Counsel of the Company, performing such executive duties as may be assigned to him by the Chief Executive Officer of the Company, or his or her designee. Upon the retirement of the Incumbent, and for the duration of the term hereof, Bring shall be, and perform the duties of Senior Vice President and General Counsel, and shall perform such other duties as Bring and the Chief Executive Officer of the Company, or his or her designee, shall mutually agree upon. Bring shall report to the President of the Company. The Company will use its best efforts to cause Bring to be a management nominee for election to its Board of Directors at the Annual Meeting to be held in the Spring of 1989.

     3.  Full Time Employment.  During the term hereof, Bring will devote
         --------------------
substantially all his time during regular business hours, best efforts and attention (periods of vacation, sickness, and permitted leaves of absence excepted) to the business of the Company, its divisions, subsidiaries and affiliates.

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     4.  Compensation.  During the term hereof:
         ------------

     (a) The Company shall pay Bring a monthly salary at the rate of not less than $300,000 per year ("Base Compensation") for his services. Bring's salary grade on commencement of his employment hereunder shall be Salary Grade 26.
With respect to future increases in Base Compensation during the term hereof, Bring shall receive increases commensurate with those given to senior executives of his level based on performance standards as determined in the discretion of the Chief Executive Officer and the Board of Directors.

     (b) Bring shall participate in and receive benefits under employee benefit programs of the Company applicable to his then salary grade in accordance with their terms as in effect from time to time, including, without limitation, profit sharing, disability, survivor income, insurance, vacation, matching gift, tuition assistance, scholarship awards and other so-called "fringe benefit" plans or arrangements. He shall also be eligible to participate in the incentive compensation program and The Philip Morris 1987 Long Term Incentive Plan. To the extent that any of the foregoing plans or arrangements requires a period of accredited service before a specified benefit accrues, the Company will provide Bring the equivalent of such accredited

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service, if he is eligible for such benefit in every respect other than the required period of accredited service. To the extent that any of the foregoing plans or arrangements is geared to the Philip Morris Salaried Employees Retirement Plan ("Plan"), all calculations will be in accordance with the provisions of Section 4(c) hereof. Amounts awarded under any incentive compensation program shall be determined under the terms of such program in the discretion of the committee administering such program, subject to the terms hereinafter set forth.

     (c) Bring shall also participate in the Plan, and shall accrue, for purposes thereof, two years of accredited service for each year of service to age 60, and three years of accredited service for each year of service from age 60 through 65 ("presumptive accredited service"). Commencing at age 60, Bring shall be entitled to a full retirement benefit of not less than $150,000 per year, payable upon his retirement for the remainder of his life only, regardless of whether his years of accredited service or other entitlements so warrant, provided, however, that Bring shall be entitled to such retirement benefit prior
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to age 60 if the Company shall breach this Agreement or otherwise terminate this
Agreement without cause at any time during the term hereof or any renewal period provided for in Section 8(a) hereof.

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In the event of such breach or termination by the Company, payment of the retirement benefit shall commence at the time the Company shall cease paying the compensation provided for in Section 4(a). Notwithstanding the foregoing, the $150,000 per year minimum retirement benefit hereunder shall be offset by the annual retirement benefit provided to Bring under the Plan. To the extent that the retirement benefit hereunder exceeds that which may be provided under the terms of the Plan, such amount shall be paid from general corporate assets. The said minimum retirement benefit shall not apply if Bring shall voluntarily leave the employ of the Company prior to reaching age 60. In such case, the minimum retirement benefit shall be the greater of $50,000 per year, or the amount that would be payable under the Plan calculated according to the presumptive accredited service which has accrued pursuant to the provisions of this Section 4(c). In determining the benefit which may become due to Bring under the Plan, accredited service shall be calculated on the basis of the presumptive accredited service which has accrued pursuant to the provisions of this Section 4(c). In the event that Bring becomes eligible for a retirement benefit before 120 months of service have accrued, the "five-year average compensation" referred to in the Plan will be calculated on the basis of Bring's highest compensation

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during 60 consecutive months of accredited service, or if there are less than 60 consecutive months of accredited service, then on the basis of compensation during as many months of accredited service as have been accrued.

     (d) On June 1, 1988 the Company shall, pursuant to The Philip Morris 1987 Long Term Incentive Plan, grant to Bring (i) a non-qualified option to purchase 10,000 shares of the Company's Common Stock ("Stock"), and (ii) awards of 5,000 shares of Stock, which awards may be of restricted Stock or deferred Stock or both in such proportions as Bring shall elect by notice to the Company. The terms of such option and the conditions and restrictions applicable thereto shall be determined by the Compensation Committee but in no event shall the option price be greater than the fair market value at the date of grant. If, at any time during the period commencing on the date of execution hereof and terminating on the date or dates the options or awards of stock shall be granted to Bring, the Company shall reclassify, split, reverse split, or pay a stock dividend on the stock, the number and kind of shares of stock issuable upon exercise of the options or awards pursuant to the provisions of this Section 4(d) shall be appropriately and equitably adjusted by the Compensation Committee in good faith to take into account the occurrence of such event or

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events.  The option and awards granted by this Section 4(d) are part of the inducement for Bring to accept the employment contemplated by this Agreement and shall be in addition to any grants and awards which may be from time to time conferred by the Compensation Committee on the senior executives of the Company, for which Bring shall also be eligible.

     (e) If, subsequent to the execution of this Agreement, the Company shall adopt any employee benefit program or plan, or any policy with respect thereto, the terms of which would be more beneficial to Bring than the provisions hereof, Bring shall be entitled to such more beneficial terms, notwithstanding the provisions hereof.

     (f) If the term hereof shall end and Bring shall continue in the employ of the Company without an agreement, the provisions of Section 4(c) and 5(a) shall survive termination of this Agreement and remain in effect during the period of such continued employment.

     5.  Non-Competition.
         ---------------

     (a) Bring agrees that, during the term hereof and for two years after termination of Bring's employment with the Company, he will not, directly or indirectly, alone, as an employee, agent, independent contractor, lender, consultant, owner, partner or joint venturer, or as an officer, director,or stockholder of any corporation, or otherwise, be employed by, participate, be

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engaged in or be connected with any business within the continental United
States of America which competes, directly or indirectly, with the Company or any of its affiliates, except that if Bring is no longer employed by the Company on an active full-time basis, this provision shall not preclude Bring's practice of law with a bona fide law firm regardless of its clientele; provided, however,
                                                              --------  -------
that Bring personally shall not perform services for any of such law firm's clientele which are engaged in or are connected with any business within the continental United States of America which competes, directly or indirectly, with the Company or any of its affiliates. Ownership of 1% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ National Market shall not constitute a breach of this Paragraph, so long as Bring does not in fact have the power to control, or direct the management of, or is not otherwise associated with such corporation.

     (b) Bring will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data of the Company or affiliates of the Company obtained by Bring during negotiation of this Agreement and his employment by the Company (whether or not developed by him) which shall not be generally known to the

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public or recognized as standard practice (other than as a result of disclosures by Bring); will not, from and after the date of execution of this Agreement, during his employment hereunder or after termination of such employment, use or reveal, communicate or divulge, directly or indirectly, any such information, knowledge or data to any person, firm or corporation other than the Company, an affiliate of the Company, or persons, firms or corporations designated by the Company; and will not solicit, interfere with or endeavor to entice away any customer or employee of the Company or any of its affiliates.

     6.  Relocation.  As full reimbursement to Bring for his expenses in
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relocating to the New York Metropolitan Area, the Company shall pay to him, in addition to all other compensation hereunder, (i) an amount equal to 15% of his Base Compensation for the first year of his employment, and (ii) an amount equal to 10% of his Base Compensation for each of the four following years. In addition, the Company will reimburse Bring for the costs of relocating his residence from the Washington Metropolitan Area to the New York Metropolitan Area in accordance with the Company's normal relocation policy, including all moving and storage costs. In addition, if expended by Bring, the Company will reimburse Bring for temporary housing costs, necessitated by complica-

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tions involved in relinquishing possession of his current residence and taking possession of a new residence for up to $5,000 per month for not more than two months.

     7.  Expense Reimbursement.  The Company will reimburse Bring for his
         ---------------------
appropriate and reasonable business expenses incurred or associated with the business of the Company during the term of his employment hereunder, in accordance with the Company's customary policies in this regard applicable to executives of his level.

     8.  Termination.
         -----------

     (a) The term of this Agreement shall commence on January 1, 1988, or on such earlier date as the parties hereto agree, and expire on December 31, 1992. The term shall be automatically renewed for successive one-year periods thereafter if this Agreement is still in force immediately prior to such renewal, unless terminated as of the end of the initial term or any subsequent one-year period by written notice to that effect by either party to the other not less than six months prior to the end of such term or period, as the case may be.

     (b) Notwithstanding any other provision of this Agreement, in the event of the death or disability (as such term is defined in The Philip Morris Long Term Disability Plan) of Bring after January 1, 1988 or such earlier

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commencement date if the parties hereto have so agreed, Bring's employment with the Company shall terminate as of the date of such death or disability and compensation to Bring hereunder shall immediately cease, except that Bring or his estate shall be entitled to all accrued and unpaid salary through the date of death or disability and Bring or his designated beneficiaries shall be entitled to any other benefits which may be due Bring at the time of his death or disability. If there shall be a bona fide dispute as to the disability of Bring which cannot be resolved in accordance with the terms of The Philip Morris Long Term Disability Plan, the issue shall be submitted to the Dean of the Cornell University Medical School whose decision shall be binding and conclusive on the parties.

     (c) If Bring shall die or become disabled prior to January 1, 1988 or such earlier commencement date if the parties hereto have so agreed, this Agreement (other than the provisions of Sections 5(b), 6 (if any relocation costs have actually been expended by Bring prior to January 1, 1988), 9 and 10 hereof in the event Bring shall become disabled) shall terminate, and the Company shall have no liability or obligations of any kind to Bring, his wife, beneficiary or his estate.

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     (d)  Bring may be discharged for cause only by reason of one or more of the following occurrences:

          (i) his conviction by a court of competent jurisdiction of, or a plea of guilty or nolo contendere to, a crime involving moral turpitude or a
                  ---------------
     felony, whether or not committed during the term hereof;

          (ii) his commission of an act of fraud upon, a breach of his fiduciary duty to, or materially evidencing bad faith toward, the Company or;

          (iii) a breach by him of any material duty or obligation imposed upon him by this Agreement, as to which the Company shall have given him 30 days' notice and which breach shall not have been cured within such 30-day period.

In the cases aforesaid, the Company may terminate the employment of Bring hereunder by notice to Bring to such effect, such termination to be effective as of the date specified in such notice, which date shall not be less than 30 days after the date on which such notice shall have been given to Bring. Such notice shall be accompanied by a payment of accrued unpaid salary to Bring through the termination date of his employment. Any rights and benefits Bring may have under employee benefit and fringe benefit plans and programs of the Company (including The Philip Morris 1987 Long Term Incentive Plan and the Plan) shall be determined in accordance with the terms of such plans and programs. Except as provided in this Section 8(d), if Bring's employment shall be terminated for cause pursuant to this Section 8(d), the Company shall have

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no further obligations to Bring under this Agreement, including, without limitation, any obligations with respect to the minimum retirement benefit provided in Section 4(c) hereof. In addition, the stock options and awards provided in Section 4(d) hereof shall be terminated except to the extent exercised prior to the date on which notice of termination of employment for cause shall have been given to Bring. Any notice of discharge for cause which shall have been determined to have been given improperly shall not be deemed to have any effect whatsoever.

          (e) If during the term hereof, (i) the Company at any time shall fail to fulfill any of its material obligations hereunder, or (ii) Bring shall not, as provided in Section 2, be vested by the Company (or any of its major subsidiaries) with the powers and responsibilities normally vested in the Company's Senior Vice President and General Counsel (except by reason of Bring's refusal of such powers and responsibilities), Bring at his option may give notice of such condition to the Company. If the Company does not, within 60 days after the service of such notice, cure such condition, Bring at his option may forthwith terminate this Agreement, and this Agreement shall thereupon be deemed to have been breached and terminated by the Company without cause.

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          9.   Remedies.
               --------

          (a) The Company and Bring recognize that the service to be rendered under this Agreement by Bring is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value which cannot be reasonably or adequately compensated in damages in an action at law; and a breach by Bring of this Agreement would cause the Company irreparable injury.
In the event of a breach by Bring of the provisions of Section 5 hereof, or if Bring shall, without the written consent of the Company, leave its employ and perform services in breach of Section 5 hereof or for any person, firm or corporation or for his own account in violation of the provisions of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or at equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance hereof by Bring, or to enjoin Bring from performing services in breach of Section 5 hereof or for any such other person, firm or corporation or for his own account. Nothing herein contained shall be in lieu of, or be construed deprive the Company of any other remedies which may be available to it.

          (b) If the Company shall breach this Agreement or terminate this Agreement without cause, the Company shall

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remain obligated to pay compensation to Bring and provide the benefits set forth in Section 4 hereof (or their equivalent including an amount equal to 50% of Bring's annual Base Compensation at the time of termination as a payment in lieu of annual incentive compensation) to Bring at the times and in the manner herein provided through the end of the then term hereof as though no such termination shall have occurred; provided, however, that the obligations of the Company set
                     --------  -------
forth in Sections 4(a) and 4(b) hereof shall immediately cease if Bring shall become self-employed, or directly or indirectly be employed by, perform services for (other than on a solely voluntary basis), or become gainfully associated with any person, firm, corporation, or other entity.

          10.  Miscellaneous
               -------------
          A.   Successors, Assigns, Etc.
               -------------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to substantially all of the business of the Company, and any such successor shall be bound to the provisions hereof as fully as if it were originally named the Company herein. Neither this Agreement nor any rights hereunder shall be assignable by Bring, and if Bring shall encumber or dispose of the right to receive any payments hereunder, the Company, at its option, may terminate this Agreement forthwith, and

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thereupon it shall have no further liability hereunder. Nothing herein contained shall permit the Company, without the consent of Bring, to assign this contract to any entity other than an affiliated company or one which acquires substantially all of the business of the Company.

          B.   Further Assurances
               ------------------

          Each party agrees, without further consideration, to execute and deliver such documents and take such action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

          C.   Notices
               -------

          Any notice or other communication hereunder shall be in writing and shall be delivered against receipt, or mailed by registered, or certified first class mail, with postage prepaid, as follows:

          (a)  If to the Company at:

               120 Park Avenue
               New York, New York 10017
               Attention: President

          (b)  If to Bring at:

               c/o Arnold & Porter
               1200 New Hampshire Avenue, N.W.
               Washington, D.C. 20036

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unless prior to the giving of such notice or other communication the party giving the communication shall have actually received from the party to be given the communication a proper notice of a new address, in which event such new address shall be used unless similarly changed.

          D.   Amendments
               ----------

          This Agreement may be amended only by a written instrument duly executed by or on behalf of each of the parties hereto.

          E.   Section and Other Headings
               --------------------------

          The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this, Agreement.

          F.   Applicable Law
               --------------

          This Agreement is being delivered in the State of New York and shall be governed by, construed and enforced in accordance with the laws of such State, without giving effect to conflict of laws.

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          G.   Entire Agreement
               ----------------

          This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

          H.   Counterparts
               ------------

          This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

          I.   No Waiver
               ---------

          No waiver shall be deemed to be made by either party of any of its or his rights hereunder unless the same shall be in writing, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect at any other time.

          J.   Validity
               --------

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity

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or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above mentioned.

                              PHILIP MORRIS COMPANIES INC.



                              By   /s/ WILLIAM J. O'CONNOR
                                 ------------------------------


                                       /s/ MURRAY H. BRING
                                 ------------------------------
                                         MURRAY H. BRING

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                                 PHILIP MORRIS
                                 COMPANIES INC.
                     120 PARK AVENUE, NEW YORK, N.Y. 10017


JOHN J. TUCKER                                           (212) 880-4060
Senior Vice President
Human Resources and Administration

                                October 5, 1993



Murray H. Bring
Philip Morris Companies Inc.
120 Park Avenue
New York, NY  10017

Dear Murray:

Your employment agreement, dated October 12, 1987, is hereby amended by adding at the end of Section 4(c) thereof the following:

     "In addition to the other benefits provided hereunder, should you die, become permanently disabled, or be terminated by the Company other than for cause prior to reaching your sixty-fifth birthday, or should you continue working as an employee of the Company until you reach your sixty-fifth birthday, the period of accredited service which will be used in calculating your retirement benefit under the Philip Morris Salaried Employees Retirement Plan, as provided for under this Section 4(c), shall be augmented by additional presumptive accredited service of six years in recognition of the years you were engaged in private law practice at the law firm of Arnold & Porter."



                                            /s/ John J. Tucker
                                            ------------------
                                              John J. Tucker

/kw

Agreed:



  /s/ Murray H. Bring
- ----------------------
     Murray H. Bring